For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI Announces Appointment of Jeffrey E. Smith as Chief Financial Officer

Saddle River, NJ— (May 12, 2006) PDI, Inc. (NASDAQ: PDII), a contract sales and marketing services provider to the biopharmaceutical industry, today announced that its Board of Directors has appointed Jeffrey E. Smith as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Smith will join the Company effective May 15. Mr. Smith has over thirty years of broad based finance, accounting and general management experience including over twenty years in the pharmaceutical industry. Most recently he was Senior Vice President, Finance & Chief Financial Officer of PLIVA, Inc., a generic pharmaceutical Company. From 1985 to 2002 he served in various executive positions with ALPHARMA, Inc., a NYSE listed, global specialty pharmaceutical company. While with ALPHARMA, Mr. Smith was Executive Vice President, Finance & Chief Financial Officer and, for a 3-year period, was responsible for worldwide operations while serving as acting President and member of the Office of the Chief Executive. Mr. Smith is a Certified Public Accountant who began his career with Coopers & Lybrand (now PricewaterhouseCoopers LLC).

Mr. Michael J. Marquard, PDI’s CEO stated, “We are extremely pleased to attract an executive with Jeff’s breadth of experience. I look forward to working together with Jeff and all of the employees at PDI as we work toward achieving our collective business objectives.”

Mr. Smith stated, “Now is a particularly exciting time to be joining PDI. The Company has a strong leadership position within the industry, quality people throughout the organization, a strong financial position and a solid infrastructure. I look forward to being a part of this dynamic company.”

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical industry offering a comprehensive set of outsourced solutions for established and emerging pharmaceutical companies. PDI is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing, and commercialization expertise; and a philosophy of performance.

Headquartered in Saddle River, NJ, PDI’s sales and marketing services include our Performance Sales Teams™, which are dedicated teams for specific clients, and Select Access™, our targeted sales solution that leverages an existing infrastructure. PDI also offers marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM ®) in Dresher, PA. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to maintaining the industry’s highest quality employees.

For more information, visit the Company’s website at www.pdi-inc.com.